Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of InfoLogix, Inc. of our report dated April 15, 2009, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of InfoLogix, Inc. for the year ended December 31, 2008.

/s/ McGladrey & Pullen, LLP

Blue Bell, Pennsylvania

January 15, 2010